Exhibit 10.23

EXHIBIT A

SENIOR OFFICER EMPLOYMENT AGREEMENT

THIS SENIOR OFFICER EMPLOYMENT AGREEMENT (this “Agreement”) is entered into effective the 23rd day of March, 2005 by and between The GEO Group, Inc. (the “Company”) and Jorge A. Dominicis (the “Employee” and, together with the Company, the “Parties”).

WHEREAS, the Employee and the Company wish to set forth the terms and conditions of the Employee’s employment with the Company in a formal agreement in order to facilitate the continued employment of the Employee as Senior Vice President, Mental Health and President of Atlantic Shores Healthcare, Inc.; and

WHEREAS, the terms of this Agreement have been reviewed and approved by the members of the Compensation Committee of the Board of Directors of the Company and the Board of Directors of the Company;

NOW THEREFORE, in consideration of the mutual covenants and agreements contained herein, and for other valuable consideration the receipt and adequacy of which is hereby acknowledged, the Parties hereby agree as follows:

1.	Position and Duties. The Company hereby agrees to continue to employ the Employee and the Employee hereby accepts continued employment and agrees to continue to serve as Senior Vice President, Mental Health and President of Atlantic Shores Healthcare, of the Company. The Employee will perform all duties and responsibilities and will have all authority inherent in the position of Senior Vice President, Mental Health and President of Atlantic Shores Healthcare.

2.	Term of Agreement and Employment. The term of the Employee’s employment under this Agreement will be for an initial period of two (2) years, beginning on the effective date of this Agreement, and terminating two years thereafter. The term of employment under this Agreement will be automatically extended by one day every day such that it has a continuous “rolling” two-year term until the age of 67 years, unless otherwise terminated pursuant to Section 7 of this Agreement.

3.	Definition – Cause.

For purposes of this Agreement, “Cause” for the termination of the Employee’s employment hereunder shall be deemed to exist if, in the reasonable judgment of the Company’s Chief Executive Officer (CEO): (i) the Employee commits fraud, theft or embezzlement against the Company; (ii) the Employee commits a felony or a crime involving moral turpitude; (iii) the Employee breaches any non-competition, confidentiality or non-solicitation agreement with the Company or any subsidiary or affiliate thereof; (iv) the Employee breaches any of the terms of this Agreement and fails to cure such breach within 30 days after the receipt of written notice of such breach from the Company; or (v) the Employee engages in gross negligence or willful misconduct that causes harm to the business and operations of the Company or a subsidiary or affiliate thereof.

4.	Compensation.

A.	Annual Base Salary. Employee shall be paid his current annual base salary of $290,000 for the remainder of calendar year 2005 (as such may be amended from time to time, the “Annual Base Salary”). The Company may increase the Annual Base Salary paid to the Employee in an amount to be determined by the Chief Executive Officer of the Company. The Annual Base Salary shall be payable at such regular times and intervals as the Company customarily pays its Employees from time to time.

B.	Annual Incentive Bonus. For each fiscal year of employment during which the Company employs the Employee, the Employee shall be entitled to receive a target annual incentive bonus in accordance with the Employee bonus plan established by the Board of Directors for determining the Employee’s annual bonus (the “Annual Incentive Bonus”). Such Annual Incentive Bonus shall be paid shortly after the 4th Quarter Company Board meeting ordinarily held in February or March of the year following the year for which the Annual Incentive Bonus payment is due.

5.	Employee Benefits. The Employee will be entitled to three (3) weeks of vacation per fiscal year during his/her first ten (10) years of service, and four (4) weeks of vacation per fiscal year thereafter. The Employee, the Employee’s spouse, and qualifying members of the Employee’s family will be eligible for and will participate in any benefits and perquisites available to Employee officers of the Company, including any group health, dental, life insurance, disability, or other form of Employee benefit plan or program of the Company now existing or that may be later adopted by the Company (collectively, the “Employee Benefits”).

6.	Death or Disability. The Employee’s employment will terminate immediately upon the Employee’s death. If the Employee becomes physically or mentally disabled so as to become unable for a period of more than five consecutive months or for shorter periods aggregating at least five months during any twelve month period to perform the Employee’s duties hereunder on a substantially full-time basis, the Employee’s employment will terminate as of the end of such five-month or twelve-month period and this shall be considered a “disability” under this Agreement. Such termination shall not affect the Employee’s benefits under the Company’s disability insurance program, if any, then in effect.

7.	Termination. Either the Employee or the Company may terminate this Agreement for any reason upon not less than thirty (30) days written notice.

A.	Termination of Employment Other Than by Resignation of Employee or Termination for Cause. Upon the termination of this Agreement for any reason (including termination by the Company without Cause or the death or disability of the Employee) other than by voluntary resignation by the Employee or a termination by the Company for Cause, the following shall apply:

(i)	Termination Payment. The Employee shall be entitled to and paid a termination payment (the “Termination Payment”) equal to two (2) years’ Annual Base Salary as set forth in Section 4 based upon the then current salary level, together with any payments due under Section 7.A.(ii), below. The Termination Payment shall be made within 10 days of any termination pursuant to this Section 7(A).

(ii)	Termination Benefits. The Company shall continue to provide the Employee (and if applicable, his beneficiaries) with the Employee Benefits (as described in Section 5), at no cost to the Employee in no less than the same amount and, on the same terms and conditions as in effect on the date on which the termination of employment occurs for a period of two (2) years after the date of termination of the Employee’s employment with the Company, or, alternatively, if the Employee (or his estate) elects at any time in a written notice delivered to the Company to waive any particular Employee Benefits, the Company shall make a cash payment to the Employee within 10 days after receipt of such election in an amount equal to the present value of the Company’s cost of providing such Employee Benefits from the date of such election to the end of the foregoing two (2) year period, and such present value shall be determined by reference to the Company’s then-current cost levels and a discount rate equal to 120 percent of the short-term applicable Federal rate provided for in Section 1274(d) of the Internal Revenue Code (the “Code”) for the month in which the Termination occurs. In addition, the Company shall pay to the Employee, within 10 days after said termination, an amount equal to the sum of (a) the dollar value of vacation time that would have been credited to the Employee pursuant to the Company’s Vacation Policy (the “Vacation Policy”) if the Employee had remained employed by the Company through the “Anniversary Date” (as defined in the Vacation Policy) immediately following his termination of employment, multiplied by a fraction, the numerator of which is the number of days which elapsed from the Employee’s Anniversary Date immediately preceding the date of termination through the date of such termination, and the denominator of which is 365, plus (b) the dollar value of vacation time which the Employee was entitled to have taken immediately prior to the Employee’s termination, which was not in fact taken by the Employee; the dollar value of vacation time referred to above shall be equal to the amount which would have been paid to the Employee by the Company during such vacation time had the vacation time in fact been taken by the Employee immediately prior to the Employee’s termination. If the Employee dies during the two (2) year period following the termination of this Agreement for any reason (including termination of employment by the death or disability of Employee) other than by a termination by the Company for Cause, the Company shall provide the Employee Benefits, to the extent applicable, to the Employee’s estate, or make any applicable cash payments in lieu thereof to said estate. The Employee shall be deemed to be employed by the Company if the Employee is employed by the Company or any subsidiary of the Company in which the Company owns a majority of the subsidiary’s voting securities;

(iii)	Termination Automobile. The Company shall transfer all of its interest in any automobile used by the Employee pursuant to the Company’s Employee Automobile Policy (the “Employee Automobile Policy”) and shall pay the balance of any outstanding loans or leases on such automobile (whether such obligations are those of the Employee or the Company) so that the Employee owns the automobile outright (in the event such automobile is leased, the Company shall pay the residual cost of such lease).

(iv)	Termination Stock Options. All of the unvested stock options granted to the Employee prior to termination will fully vest immediately upon termination.

(v)	Tax Rates. The Employee shall be deemed to pay Federal income taxes at the highest marginal rate of Federal income taxation in the calendar year in which the Termination Payment is to be made, and state and local income taxes at the highest marginal rate of taxation in the state and locality of the Employee’s residence on the date of termination, net of the maximum reduction in Federal income taxes which could be obtained from deduction of such state and local taxes.

(vi)	Calculation. Simultaneously with the Company’s payment of the Termination Payment, the Company shall deliver to the Employee a written statement specifying the total amount of the Termination Payment, together with all supporting calculations. If the Employee disagrees with the Company’s calculation of the payment, the Employee shall submit to the Company, no later than 30 days after receipt of the Company’s calculations, a written notice advising the Company of the disagreement and setting forth his calculation of said payments. The Employee’s failure to submit such notice within such period shall be conclusively deemed to be an agreement by the Employee as to the amount of the Termination Payment. If the Company agrees with the Employee’s calculations, it shall pay any shortfall to the Employee within 20 days after receipt of such a notice form the Employee, together with interest thereon accruing at the rate of 18 percent per annum, compounded monthly, from the original due date of the Termination Payment through the actual date of payment of said shortfall. If the Company does not agree with the Employee’s calculations, it shall provide the Employee with a written notice within 20 days after the receipt of the Employee’s calculations advising the Employee that the disagreement is to be referred to an independent accounting firm for resolution. Such disagreement shall be referred to an independent “Big 4” accounting firm which is not the regular accounting firm of the Company and which is agreed to by the Company and the Employee within 10 days after issuance of the Company’s notice of disagreement (if the Parties cannot agree on the identity of the accounting firm which is to resolve the dispute, the accounting firm shall be selected by means of a coin toss conducted in Palm Beach County, Florida by counsel to the Employee on the first business day after such 10 day period in such a manner as such counsel may specify). The accounting firm shall review all information provided to it by the Parties and submit a written report setting forth its calculation of the Termination Payment within 15 days after submission of the matter to it, and such decision shall be final and binding on all of the Parties. The fees and expenses charged by said accounting firm shall be paid by the Company. If the amount of the Termination Payment actually paid by the Company was less than the amount calculated by the accounting firm, the Company shall pay the shortfall to the Employee within 5 days after the accounting firm submits its written report, together with interest thereon accruing at the rate of 18 percent per annum, compounded monthly, from the original due date of the Termination Payment through the actual date of payment of said shortfall.

(vii)	Interest on Unpaid Termination Payment. In the event that the Company does not pay the Termination Payment by the due dates specified in this Agreement, then any unpaid amount shall bear interest at the rate of 18 percent per annum, compounded monthly, until it is paid.

B.	Termination of Employment by Resignation of Employee or by the Company With Cause. Upon the termination of Employee’s employment by the voluntary resignation of the Employee or by the Company with Cause, the Employee shall be due no further compensation under this Agreement related to Annual Base Salary, Annual Incentive Bonus, Employee Benefits, or Termination Payment than what is due and owing through the effective date of Employee’s resignation. Termination of this Agreement for any reason (whether by the resignation of the Employee or by the termination of the Company with or without Cause) shall not affect the Employee’s rights under the Company’s retirement plan applicable to the Employee.

8.	Restrictive Covenants.

A.	General. The Company and the Employee hereby acknowledge and agree that (i) the Employee is in possession of trade secrets (as defined in Section 688.002(4) of the Florida Statutes) of the Company (the “Trade Secrets”), (ii) the restrictive covenants contained in this Section 8 are justified by legitimate business interests of the Company, including, but not limited to, the protection of the Trade Secrets, in accordance with Section 542.335(1)(e) of the Florida Statutes, and (iii) the restrictive covenants contained in this Section 8 are reasonably necessary to protect such legitimate business interests of the Company.

B.	Non-Competition. During the period of the Employee’s employment with the Company and until two (2) years after the termination of the Employee’s employment with the Company, the Employee will not, directly or indirectly, on the Employee’s own behalf or as a partner, officer, director, trustee, Employee, agent, consultant or member of any person, firm or corporation, or otherwise, enter into the employ of, render any service to, or engage in any business or activity which is the same as or competitive with any business or activity conducted by Company or any of its majority-owned subsidiaries; provided, however, that the foregoing shall not be deemed to prevent the Employee from investing in securities of any company having a class of securities which is publicly traded, so long as through such investment holdings in the aggregate, the Employee is not deemed to be the beneficial owner of more than 5% of the class of securities that are so publicly traded. During the period of the Employee’s employment and until two (2) years after the termination of the Employee’s employment, the Employee will not, directly or indirectly, on the Employee’s own behalf or as a partner, shareholder, officer, Employee, director, trustee, agent, consultant or member of any person, firm or corporation or otherwise, seek to employ or otherwise seek the services of any Employee of Company or any of its majority owned subsidiaries.

C.	Confidentiality. During and following the period of the Employee’s employment with the Company, the Employee will not use for the Employee’s own benefit or for the benefit of others, or divulge to others, any information, Trade Secrets, knowledge or data of a secret or confidential nature and otherwise not available to members of the general public that concerns the business or affairs of the Company or its affiliates and which was acquired by the Employee at any time prior to or during the term of the Employee’s employment with the Company, except with the specific prior written consent of the Company.

D.	Work Product. The Employee agrees that all programs, inventions, innovations, improvements, developments, methods, designs, analyses, reports and all similar or related information which relate to the business of the Company and its affiliates, actual or anticipated, or to any actual or anticipated research and development conducted in connection with the business of the Company and its affiliates, and all existing or future products or services, which are conceived, developed or made by the Employee (alone or with others) during the term of this Agreement (“Work Product”) belong to the Company. The Employee will cooperate fully in the establishment and maintenance of all rights of the Company and its affiliates in such Work Product. The provisions of this Section 8(C) will survive termination of this Agreement indefinitely to the extent necessary to require actions to be taken by the Employee after the termination of the

Agreement with respect to Work Product created during the term of this Agreement.

E.	Enforcement. The parties agree and acknowledge that the restrictions contained in this Section 8 are reasonable in scope and duration and are necessary to protect the Company or any of its subsidiaries or affiliates. If any covenant or agreement contained in this Section 8 is found by a court having jurisdiction to be unreasonable in duration, geographical scope or character of restriction, the covenant or agreement will not be rendered unenforceable thereby but rather the duration, geographical scope or character of restriction of such covenant or agreement will be reduced or modified with retroactive effect to make such covenant or agreement reasonable, and such covenant or agreement will be enforced as so modified. The Employee agrees and acknowledges that the breach of this Section 8 will cause irreparable injury to the Company or any of its subsidiaries or affiliates and upon the breach of any provision of this Section 8, the Company or any of its subsidiaries or affiliates shall be entitled to injunctive relief, specific performance or other equitable relief, without being required to post a bond; provided, however, that, this shall in no way limit any other remedies which the Company or any of its subsidiaries or affiliates may have (including, without limitation, the right to seek monetary damages).

9.	Representations. Employee hereby represents and warrants to the Company that (i) the execution, delivery and full performance of this Agreement by the Employee does not and will not conflict with, breach, violate or cause a default under any agreement, contract or instrument to which the Employee is a party or any judgment, order or decree to which the Employee is subject; (ii) the Employee is not a party or bound by any employment agreement, consulting agreement, agreement not to compete, confidentiality agreement or similar agreement with any other person or entity; and (iii) upon the execution and delivery of this Agreement by the Company, this Agreement will be the Employee’s valid and binding obligation, enforceable in accordance with its terms.

10.	Arbitration. In the event of any dispute between the Company and the Employee with respect to this Agreement (other than a dispute with respect to the calculation of the Employee’s Termination Payment under sub-Paragraph 7(A)(v) Calculation, which dispute shall be resolved in accordance with the provisions set forth in such sub-Paragraph), either party may, in its sole discretion by notice to the other, require such dispute to be submitted to arbitration. The arbitrator will be selected by agreement of the Parties or, if they cannot agree on arbitrator or arbitrators within 30 days after the giving of such notice, the arbitrator will be selected by the American Arbitration Association. The determination reached in such arbitration will be final and binding on both Parties without any right of appeal. Execution of the determination by such arbitrator may be sought in any court having jurisdiction. Unless otherwise agreed by the Parties, any such arbitration will take place in West Palm Beach, Florida and will be conducted in accordance with the rules of the American Arbitration Association. If the Employee is the prevailing party in any such arbitration, he will be entitled to reimbursement by the Company of all reasonable costs and expenses (including attorneys’ fees incurred in such arbitration).

11.	Assignment. The Employee may not assign, transfer, convey, mortgage, hypothecate, pledge or in any way encumber the compensation or other benefits payable to the Employee or any rights which the Employee may have under this Agreement. Neither the Employee nor the Employee’s beneficiary or beneficiaries will have any right to receive any compensation or other benefits under this Agreement, except at the time, in the amounts and in the manner provided in this Agreement. This Agreement will inure to the benefit of and will be binding upon any successor to the Company and any successor to the Company shall be authorized to enforce the terms and conditions of this Agreement, including the terms and conditions of the restrictive covenants contained in Section 8 hereof. As used in this Agreement, the term “successor” means any person, firm, corporation or other business entity which at any time, whether by merger, purchase or otherwise, acquires all or substantially all of the capital stock or assets of the Company. This Agreement may not otherwise be assigned by the Company.

12.	Governing Law. This Agreement shall be governed by the laws of Florida without regard to the application of conflicts of laws.

13.	Entire Agreement. This Agreement constitutes the only agreement between the Company and the Employee regarding the Employee’s employment by the Company. This Agreement supersedes any and all other agreements and understandings, written or oral, between the Company and the Employee regarding the subject matter hereof and thereof. A waiver by either party of any provision of this Agreement or any breach of such provision in an instance will not be deemed or construed to be a waiver of such provision for the future, or of any subsequent breach of such provision. This Agreement may be amended, modified or changed only by further written agreement between the Company and the Employee, duly executed by both Parties.

14.	Severability; Survival. In the event that any provision of this Agreement is found to be void and unenforceable by a court of competent jurisdiction, then such unenforceable provision shall be deemed modified so as to be enforceable (or if not subject to modification then eliminated herefrom) to the extent necessary to permit the remaining provisions to be enforced in accordance with the parties intention. The provisions of Section 8 (and the restrictive covenants contained therein) shall survive the termination for any reason of this Agreement and/or the Employee’s relationship with the Company.

15.	Notices. Any and all notices required or permitted to be given hereunder will be in writing and will be deemed to have been given when deposited in United States mail, certified or registered mail, postage prepaid. Any notice to be given by the Employee hereunder will be addressed to the Company to the attention of its General Counsel at its main offices, One Park Place, Suite 700, 621 Northwest 53rd Street, Boca Raton, Florida 33487. Any notice to be given to the Employee will be addressed to the Employee at the Employee’s residence address last provided by the Employee to Company. Either party may change the address to which notices are to be addressed by notice in writing to the other party given in accordance with the terms of this Section.

16.	Headings. Section headings are for convenience of reference only and shall not limit or otherwise affect the meaning or interpretation of this Agreement or any of its terms and conditions.

IN WITNESS WHEREOF, the Parties hereto have executed and delivered this Agreement under seal as of the date first above written.

THE GEO GROUP, INC.
By:	/s/ George C. Zoley
	Name:	George C. Zoley
	Title:	Chairman & Chief Executive Officer

EMPLOYEE
By:	/s/ Jorge A. Dominicis
	Name:	Jorge A. Dominicis
	Title:	Senior Vice President, Mental Health and President of Atlantic Shores Healthcare The GEO Group, Inc.

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